Exhibit 5.4

October 3, 2011

Host Hotels & Resorts, L.P.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Airport Hotels Houston LLC

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Host of Houston, Ltd.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

Re:	Guaranty of up to $500,000,000 Aggregate Principal Amount 5 7/8% Series X Senior Notes Due 2019; KRCL Opinion No. 2011-24

Ladies and Gentlemen:

We have acted as special counsel to Airport Hotels Houston LLC, a Delaware limited liability company, and Host of Houston, Ltd., a Texas limited partnership (the “Covered Guarantor”) in connection with a certain guaranty of the Covered Guarantor (the “Covered Guaranty”) of up to $500,000,000 aggregate principal amount of 5 7/8% Series X Senior Notes due 2019 (the “Securities”) registered by Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”) and each of the co-registrants under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2011 (the “Registration Statement”).

In connection with the rendering of this Opinion Letter (herein so called), you have informed us and we have assumed that: (i) the Securities and the Covered Guaranty will be registered pursuant to the Registration Statement and will be issued pursuant to the Thirty-Ninth Supplemental Indenture to Amended and Restated Indenture (the “Thirty-Ninth Supplement”), dated May 11, 2011, among the Company, the Subsidiary Guarantors (as such term is defined in the Thirty-Ninth Supplement), including the Covered Guarantor (collectively, the “Guarantors”) and The Bank of New York Mellon, as Successor Trustee (the “Trustee”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998 (as so supplemented, the “Indenture”), originally executed by and among HMH Properties, Inc. (now, the Company), the

KRCL Opinion Letter 2011-24

October 3, 2011

guarantors named therein and Marine Midland Bank (n/k/a HSBC Bank USA), as the original trustee; and (ii) the Securities and the Guarantees will be issued in exchange for the Company’s outstanding 5 7/8% Series W Senior Notes Due 2019 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.

We have not served as general counsel for any of the parties to, nor have we been involved in the transactions contemplated in the Indenture, the Securities, the Guarantees or the Registration Statement (together, the “Operative Documents”). We have represented the Covered Guarantor only with respect to the rendering of this Opinion Letter. In particular, we have not been requested to, nor do we express any opinion as to, the legality, validity or enforceability of the Operative Documents to which the Covered Guarantor is a party.

For the purposes of this Opinion Letter, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(i) Resolutions dated May 4, 2011, and adopted by the Board of Directors of Host Hotels & Resorts, Inc., a Maryland corporation, in its capacity as the sole general partner of the Company;

(ii) Resolutions dated May 4, 2011, and adopted by Airport Hotels Houston LLC as general partner of Host of Houston, Ltd. and with consent of Host Hotels & Resorts, L.P., a Delaware limited partnership in its capacity as sole limited partner of Host of Houston, Ltd. (the “Limited Partnership Resolutions”);

(iii) With respect to Airport Hotels Houston LLC, the Limited Liability Company Operating Agreement of the company dated as of December 31, 2009 as amended by Amendment No. 1 to the Limited Liability Company Operating Agreement dated as of December 31, 2009 (together, the “Operating Agreement”);

(iv) With respect to Host of Houston, Ltd., the following (collectively, the “Limited Partnership Agreement”): (A) Certificate and Agreement of Limited Partnership of Host of Houston, Ltd., executed on December 29, 1971, and filed with the Texas Secretary of State on December 30, 1971; (B) Amendment to Certificate and Agreement of Limited Partnership of Host of Houston, Ltd. executed on October 22, 1980; (C) Amendment to Partnership Agreement executed as of December 28, 1998, to be effective as of December 15, 1998; (D) Amendment of Certificate and Agreement of Limited Partnership of Host of Houston, Ltd., executed as of December 28, 1998, and filed with the Texas Secretary of State on January 28, 1999; (E) Second Amendment to Partnership Agreement executed and effective as of February 4, 2005; (F) Amendment to Certificate and Agreement of Limited Partnership, executed as of December 30, 2009 filed with the Texas Secretary of State on December 30, 2009; (G) Amendment to the Partnership Agreement of Host of Houston, Ltd. executed as of December 31, 2009; and (H) Amendment to the Partnership Agreement of Host of Houston, Ltd. executed as of December 31, 2009.

KRCL Opinion Letter 2011-24

October 3, 2011

(v) With respect to Airport Hotels Houston LLC and Host of Houston, Ltd., an officer’s certificate regarding the authority of the persons signing the Limited Partnership Resolutions and the consent of the sole limited partner, Host Hotels & Resorts, L.P. (the “Officer’s Certificate”).

The documents described in (i) through (iv) above, both inclusive, are collectively referred to herein as the “Corporate Documents.”

Except as expressly set forth herein, we have not been requested to and, with your consent which consent is evidenced by your acceptance of this Opinion Letter, we have not undertaken or conducted any inquiry or examination with respect to the transactions contemplated by the Registration Statement.

With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to the Operative Documents, the Corporate Documents and the Officer’s Certificate.

In rendering the opinions set forth below, in addition to the assumptions set forth above, we have relied, with your consent which consent is evidenced by your acceptance of this Opinion Letter, upon the following specific assumptions, the accuracy of which we have not independently verified:

(i) Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinions rendered herein;

(ii) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and that the duly elected officers as identified in the Officer’s Certificate are the only parties which executed documents on behalf of the Covered Guarantor and Airport Hotels Houston LLC; and

(iii) The copies of the Limited Partnership Agreement and the Operating Agreement that have been provided to us are the current agreements of the Covered Guarantor and its sole General Partner, and there have been no subsequent amendments to such agreements. We note for the purposes of disclosure that the Limited Partnership Agreement, by its terms, will expire on December 28, 2011.

We are members of the Bar of the State of Texas; and this Opinion Letter relates only to the laws of the State of Texas. We are not admitted to practice in any state other than the State of Texas. We do not opine on the laws of any other jurisdiction or federal law, including federal securities law, or any state securities law, including Texas securities laws; and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

KRCL Opinion Letter 2011-24

October 3, 2011

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) The Thirty-Ninth Supplement has been duly authorized by all necessary action of the Covered Guarantor and has been duly executed and delivered by the Covered Guarantor; and

(2) The Covered Guaranty has been duly authorized by all necessary action of the Covered Guarantor.

To the extent that the obligations of the Covered Guarantor under the Operative Documents may be dependent upon such matters, we assume for purposes of this Opinion Letter that each of the Trustee, Company and each guarantor other than the Covered Guarantor: (a) is duly organized and validly existing under the laws of the state of its organization, (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (d) has duly authorized, executed and delivered each such Operative Document.

This Opinion Letter is for the benefit of the addressees hereof and we consent to your filing this Opinion Letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Securities” contained in the prospectus contained therein. Except as set forth in the preceding sentence, this Opinion Letter may not be quoted for any other purpose without our prior written consent.

Very truly yours,

/s/ KANE, RUSSELL, COLEMAN & LOGAN, P.C.

KANE, RUSSELL, COLEMAN & LOGAN, P.C.